Exhibit 99.1

CENTRAL FEDERAL BANCSHARES, INC. ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM

Rolla, Missouri, April 25, 2019 – Central Federal Bancshares, Inc. (the “Company”) (OTCBB: CFDB) today announced the completion of $1,089,616.72 in repurchases of its common stock under the Company’s most recent stock repurchase program. That share repurchase program was announced on November 27, 2018 and authorized the Company to buy back up to 80,296 shares of its common stock.

As of April 25, 2019, the Company had repurchased all 80,296 shares authorized under the above-described repurchase program at a weighted average price of $13.57. As of April 24, 2019, the Company had 1,585,420 shares of common stock outstanding. The Company’s board of directors has indicated that it will review and consider additional stock repurchase programs for the Company in future meetings or executive sessions, as appropriate.

About Central Federal

Central Federal Savings and Loan Association of Rolla is a federally chartered savings association serving the financial needs of its customers in Phelps, Dent, Texas, Crawford, Pulaski and Maries counties in Missouri. It conducts business from its office in Rolla, Missouri.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of Central Federal Bancshares, Inc. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are general economic conditions, either nationally or in the Company’s primary market area, that are worse than expected; changes in the interest rate environment that reduce the Company’s interest margins or reduce the fair value of financial investments; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in the Company’s allowance for loan losses and provision for loan losses; the Company’s ability to implement the Company’s strategic plans; and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Contact:

William A. Stoltz, President and CEO,

Central Federal Bancshares, Inc.

Telephone: (573) 364-1024